FOR IMMEDIATE RELEASE
                                               APRIL 24, 1998
                                               FOR ADDITIONAL INFORMATION
                                               CONTACT:   DARRELL E. BLOCKER
                                                          SR VICE PRESIDENT, CFO
                                                          (219) 356-3311



                         NORTHEAST INDIANA BANCORP, INC.
       ANNOUNCES CASH DIVIDEND AND HOLDS THIRD ANNUAL SHAREHOLDER MEETING

HUNTINGTON, INDIANA, -- Northeast Indiana Bancorp, Inc., (NEIB), the parent company of First Federal Savings Bank, has announced that the Corporation will pay a cash dividend of $0.085 per share for the quarter ended March 31, 1998. The dividend will be payable on May 22, 1998 to shareholders of record on May 8, 1998.

NEIB held its third annual shareholders' meeting April 22, 1998. The shareholders selected Stephen E. Zahn and Dan L. Stephan as directors of NEIB for terms to expire in 2001. The shareholders have ratified the appointment of Crowe, Chizek and Company, LLP to be the Company's auditors for the fiscal year ending 1998.

The book value of NEIB's stock was $15.83 per share as of March 31, 1998. The last reported trade of the stock at the close of business on April 23, 1998 was $22.75 per share and the number of outstanding shares was 1,678,427.

First Federal Savings Bank serves primarily Huntington County, Indiana through its three full service offices located in Huntington, Indiana.

Northeast Indiana Bancorp, Inc. is headquartered at 648 North Jefferson Street, Huntington, Indiana 46750 and the Company is traded on the Nasdaq National Market under the symbol "NEIB".